As filed with the Securities and Exchange Commission on May 10, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	518 Seventeenth Street, Suite 800 Denver, CO (303) 597-2400	82-0538520
(State of Incorporation)	(Address of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

DCT INDUSTRIAL TRUST INC. SECOND AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Philip L. Hawkins

President and Chief Executive Officer

518 Seventeenth Street, Suite 800

Denver, Colorado 80202

(303) 597-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ettore A. Santucci, Esq.

Daniel P. Adams, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	15,000,000 shares	$5.39	$80,850,000	$5,764.61

(1)	This Registration Statement relates to 15,000,000 shares of Common Stock, par value $0.01 per share, of DCT Industrial Trust Inc. (“Common Stock”) available for issuance under the DCT Industrial Trust Inc. Second Amended and Restated 2006 Long-Term Incentive Plan (together with previous versions of such plan, the “Plan”); plus such indeterminate number of additional shares of Common Stock as may be required pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar event.
(2)	DCT Industrial Trust Inc. (the “Company”) previously filed a registration statement on Form S-8 on October 10, 2006 registering the issuance of shares of Common Stock under the Plan. By filing this Registration Statement in accordance with Instruction E to Form S-8, the Company registers the issuance of the 15,000,000 additional shares of Common Stock approved for issuance under the Plan at the Annual Meeting of Stockholders of the Company held on May 6, 2010.
(3)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the amount of the registration fee. The registration fee is based upon the average of the high and low sales prices for a share of Common Stock on May 3, 2010, as reported on the New York Stock Exchange.

The Company previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission on October 10, 2006 (SEC File No. 333-137929) in connection with the Plan (the “Original Filing”). This Registration Statement registers additional shares of the Company’s Common Stock to be issued pursuant to the Plan. The contents of the Original Filing, as updated by the information set forth below, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents filed by DCT Industrial Trust Inc. with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference:

•	our Annual Report on Form 10-K filed February 26, 2010, for the year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q filed May 7, 2010, for the quarterly period ended March 31, 2010;

•	our Current Reports on Form 8-K filed on January 12, 2010, March 23, 2010 and March 31, 2010; and

•

the description of DCT Industrial Trust Inc.’s capital stock contained in its Registration Statement on Form 8-A (File No. 1-33201) filed December 8, 2006, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served, as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and our bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We entered into indemnification agreements with each of our executive officers and directors providing for indemnification and advancement of expenses to the fullest extent permitted by applicable law. We also maintain liability insurance for our officers and directors.

Item 8. Exhibits

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description

*5.1	Legal opinion from Goodwin Procter LLP

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of KPMG LLP

23.3	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of attorney (included on the signature page to this Registration Statement)

*99.1	DCT Industrial Trust Inc. Second Amended and Restated 2006 Long-Term Incentive Plan

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 10th day of May, 2010.

DCT INDUSTRIAL TRUST INC.

By:	/s/ Philip L. Hawkins
Philip L. Hawkins
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Philip L. Hawkins, Thomas G. Wattles and Stuart B. Brown as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip L. Hawkins	President, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2010
Philip L. Hawkins

/s/ Stuart B. Brown	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2010
Stuart B. Brown

/s/ Thomas G. Wattles	Executive Chairman and Director	May 10, 2010
Thomas G. Wattles

/s/ Phillip R. Altinger	Director	May 10, 2010
Phillip R. Altinger

/s/ Thomas F. August	Director	May 10, 2010
Thomas F. August

/s/ John S. Gates, Jr.	Director	May 10, 2010
John S. Gates, Jr.

/s/ Tripp H. Hardin	Director	May 10, 2010
Tripp H. Hardin

/s/ John C. O’Keeffe	Director	May 10, 2010
John C. O’Keeffe

/s/ Bruce L. Warwick	Director	May 10, 2010
Bruce L. Warwick

EXHIBIT INDEX

Exhibit Number	Description

*5.1	Legal opinion from Goodwin Procter LLP

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of KPMG LLP

23.3	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of attorney (included on the signature page to this Registration Statement)

*99.1	DCT Industrial Trust Inc. Second Amended and Restated 2006 Long-Term Incentive Plan

*	Filed herewith.